EXHIBIT 99

PEOPLES BANCORP INC. – P.O. BOX 738 – MARIETTA, OH 45750

www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
November 13, 2006	President and Chief Executive Officer

(740) 373-3155

PEOPLES BANK COMPLETES ACQUISITION OF BANKING OFFICE IN CARROLL, OHIO AND SALE OF OFFICE IN CHESTERHILL, OHIO

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               MARIETTA, Ohio – Peoples Bank, National Association (“Peoples Bank”), a wholly-owned subsidiary of Peoples Bancorp Inc. (NASDAQ: PEBO), announced today that it has completed the acquisition of a full-service banking office in Carroll, Ohio and associated $5.6 million of deposits from First National Bank of McConnelsville (“First National Bank”), a wholly-owned subsidiary of FNB Shares, Inc.

In the transaction, First National Bank acquired Peoples Bank’s Chesterhill, Ohio office and associated $3.8 million of deposits. The Carroll community is located 30 miles southeast of Columbus in Fairfield County and Chesterhill is located in Morgan County.

“This is a positive for the customers and shareholders of both companies,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. “It has been an honor to serve the Chesterhill community, and we are also excited to add another location and ATM access in the growing area between Lancaster and Columbus, Ohio.”

                First announced in May 2006, the transaction was completed at the close of business on November 10, 2006. Under terms of the agreement, Peoples Bank and First National Bank exchanged deposits and certain fixed assets of the banking offices with a settlement for the net book value of the fixed assets. Peoples Bank also paid a 6% premium, or approximately $110,000, on the difference in the amount of deposits acquired. Loans were retained at the originating financial institution.

Including the new Carroll location, Peoples Bank now operates four full-service banking facilities in Fairfield County. Peoples Bank also recently opened a new office at the intersection of Ety Road and West Fair Avenue in Lancaster.

                Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 36 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp’s financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp’s common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO” and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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